Exhibit 12


                       ROCKWELL INTERNATIONAL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         NINE MONTHS ENDED JUNE 30, 1999
                           (in millions, except ratio)


EARNINGS AVAILABLE FOR FIXED CHARGES:
   Income from continuing operations before income taxes.............  $   663
   Less undistributed income of affiliates...........................       (4)
                                                                       -------
                                                                           659

   Add fixed charges included in earnings:
      Interest expense...............................................       64
      Interest element of rentals....................................       38
                                                                       -------
                                                                           102

   Total earnings available for fixed charges........................  $   761
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FIXED CHARGES:
   Fixed charges included in earnings................................  $   102
   Capitalized interest..............................................        3
                                                                       -------
      Total fixed charges............................................  $   105
                                                                       =======

RATIO OF EARNINGS TO FIXED CHARGES (1)...............................     7.25
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(1) In computing the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates, and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.